Filed Pursuant to Rule 424(b)(3)

Registration No. 333-233767

PROSPECTUS

NeuBase Therapeutics, Inc.

1,538,462 Shares of Common Stock

This prospectus relates solely to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders” (each, a “Selling Stockholder” and collectively, the “Selling Stockholders”) of up to 1,538,462 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”). The Shares consist solely of shares of Common Stock issued by us on July 16, 2019, pursuant to that certain Common Stock Purchase Agreement (the “SPA”), dated as of July 12, 2019, by and among us and each of the Selling Stockholders. We are registering the resale of the Shares as required by the Registration Rights Agreement we entered into with the Selling Stockholders on July 12, 2019 (the “Registration Rights Agreement”).

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 8 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders may, individually but not jointly, be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), of the Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 3 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “NBSE”. On September 19, 2019, the last reported sales price for our Common Stock was $6.24 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2019.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time to time up to an aggregate of 1,538,462 shares of Common Stock in one or more offerings. If required, each time a Selling Stockholder offers shares of Common Stock, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled “Important Information Incorporated by Reference” before buying any of the securities offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “NeuBase”, “the Company”, “we”, “us”, “our” or similar references mean NeuBase Therapeutics, Inc. and its subsidiaries.

NeuBase Therapeutics, Inc.

We are a biotechnology company focused on developing the next generation of gene silencing therapies to treat rare genetic diseases caused by mutant proteins. The type of therapies that the Company is developing are termed antisense oligonucleotide therapies (“ASOs”), which are short single strands of nucleic acids (traditionally thought of as single stranded ribonucleic acid (“RNA”) molecules) which will bind to defective RNA targets in cells and inhibit their ability to be translated into defective proteins that cause disease. The Company is a leader in the discovery and development of the class of RNA-targeted ASO drugs called peptide nucleic acids (“PNAs”). Its proprietary gamma Peptide-nucleic acid AnTisense OLigonucleotide (“PATrOL™”) platform allows for a more efficient discovery of drug product candidates, potentially transforming the treatment paradigm for people affected by rare genetic diseases, with an initial focus on neurological disorders.

The PATrOL™ platform allows for a more efficient discovery of drug product candidates because the peptide backbone is rigid, and once strung together to form a series of backbone subunits, forms a single pre-organized structure. At a more detailed level, each molecule or subunit of the peptide backbone has only a single chiral center – a point in the chemical structure where the conformation of the backbone could fluctuate – and this chiral center is locked into one conformation and thus pre-organized to form only a single stereoisomer. A stereoisomer is a term used in the ASO therapeutics field to mean a string of backbone subunits (usually sugars or modified sugars) with nuclear bases attached that are put together into a specific sequence that matches the target sequence, but because of the nature of the backbone subunits used, the drug assumes various conformations often with varying affinity for the target sequence. These stereoisomers often require a manufacturing step to purify the heterogeneous mixture of conformations into a more homogenous mixture or even a single conformation of the drug in order to obtain the hoped-for therapeutic effect. Our PNAs assume only a single conformation with any constellation of nuclear bases added to the backbone or any oligomer length.

In addition to the backbone conformational purity which allows for a more efficient discovery of drug product candidates, NeuBase also has a kit of proprietary bi-facial or bi-specific nucleotides (traditional nucleotides only have a single binding face and thus are restricted to only binding single-stranded RNA targets) which can be used in any combination to access RNA secondary structures (RNA targets which are folded upon themselves) such as hairpins. This allows the Company to access regions of the target transcript which may be unique in secondary structure to allow enhanced selectivity for the target (mutant) RNA vs. the normal RNA. Enhanced selectivity for mutant RNAs vs. normal RNAs is critical as normal RNAs are likely required for effective functioning of the cell. These bi-specific nucleotides can also target genomic loci.

In addition to the backbone and modified nuclear bases, the platform toolkit also includes linkers which, when added to both ends of the PNAs, allow cooperative binding at the target RNA to form longer and more tightly bound drugs.

The final component of the platform is a proprietary chemical moiety, which is used to decorate the peptide backbone and allows the PNAs to penetrate both cell membranes and move across the blood-brain barrier when administered systemically.

This relatively simple toolkit of components forms the PATrOL™ platform and allows the Company to manufacture genome and transcript-specific PNAs quickly for screening.

The Company is currently focused on therapeutic areas in which it believes its drugs will provide the greatest benefit with a significant market opportunity and intends to utilize its technology to build out a pipeline of custom designed therapeutics for additional high-value disease targets. The Company is developing several preclinical programs using its PATrOL™ platform, including: NT0100, targeted at Huntington’s Disease, a repeat expansion disorder, and NT0200, targeted at myotonic dystrophy (DM1). Preclinical studies are being conducted to evaluate the PATrOL™ platform technology and lead program candidates in the areas of pharmacokinetics and pharmacodynamics, with results from those studies expected by year end 2019 and into early 2020. In addition, the emerging pipeline of other assets that target secondary RNA structure and genomic DNA allows a unique market advantage across a variety of rare diseases and oncology targets.

Using its PATrOL™ platform, NeuBase can create ASOs that have distinct potential advantages over other chemical entities currently in the market or in development for gene silencing applications. These advantages include, among others: a backbone that has only one chiral center and thus forms only one stereoisomer; the ability to intercalate, open up secondary and tertiary structures and bind within RNA hairpins in a highly selective manner; a proprietary set of engineered nuclear bases which increase selectivity to specific target sequences including secondary and tertiary structures that has been licensed exclusively from Carnegie Mellon University; technology to allow self-assembly of small gamma peptide-nucleic acid (“gamma-PNA”) at the RNA target to increase selectivity which has been licensed exclusively from Carnegie Mellon University; the ability to modulate cell permeability and the ability to pass the blood-brain barrier when administered systemically; the lack of innate or acquired immune responses of similar gamma-PNA’s in preclinical models; and potential minimal toxicity based on previous in-vivo studies in rodent models. With these advantages, NeuBase’s PATrOL™ platform-enabled therapies can potentially address a multitude of rare genetic diseases, among other indications.

Private Placement of Common Stock

On July 12, 2019, we entered into the SPA with the Selling Stockholders, pursuant to which, among other things, we agreed to sell to the Selling Stockholders an aggregate of 1,538,462 shares of Common Stock, and the Selling Stockholders agreed to purchase the Shares, for an aggregate purchase price of approximately $5.0 million. We issued the Shares on July 16, 2019.

In connection with the issuance and sale of the Shares, we granted certain registration rights with respect to the Shares, pursuant to the Registration Rights Agreement. As required by the Registration Rights Agreement, we agreed to, among other things, (i) file a registration statement under the Securities Act with the SEC to cover the resale of the Shares by the Selling Stockholders, (ii) use best efforts to cause such registration statement to become effective as soon as practicable after the filing thereof and (iii) maintain the effectiveness of such registration statement in accordance with the terms of the Registration Right Agreement. The registration statement of which this prospectus is a part relates to the resale of the Shares.

Additional Information

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended September 30, 2018 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.  For instructions on how to find copies of these documents, see the section entitled “Where You Can Find More Information.”

We were incorporated under the laws of the State of Delaware on August 4, 2009, as successor to BBM Holdings, Inc. (formerly known as Prime Resource, Inc., which was organized March 29, 2002 as a Utah corporation) pursuant to a reincorporation merger. On August 4, 2009, we reincorporated in Delaware as “Ohr Pharmaceutical, Inc.”. On July 12, 2019, we completed a reverse merger transaction (the “Merger”) with NeuBase Corporation (formerly known as NeuBase Therapeutics, Inc.) (“NB Corp”), a Delaware corporation, and, upon completion of the Merger, we changed our name to “NeuBase Therapeutics, Inc.”. Shares of our common stock commenced trading on the Nasdaq Capital Market under the ticker symbol “NBSE” as of market open on July 15, 2019. Our principal executive offices are located at 700 Technology Drive, Third Floor, Pittsburgh, PA 15219, and our telephone number is (646) 450-1790. Our website is located at www.neubasetherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of, this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as well as any amendments thereto, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the shares of Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries. We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I – Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended September 30, 2018, as filed with the SEC on January 3, 2019, the risk factors set forth in Part II – Item 1A “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, as filed with the SEC on August 14, 2019, and elsewhere in the documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the Selling Stockholders to resell the Shares. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

The Selling Stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes and any similar expenses attributable to the sale of the Shares or (except as otherwise set forth in the Registration Rights Agreement) any legal fees and expenses of counsel to the Selling Stockholders above $15,000. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees, fees and expenses of our counsel, customary fees and expenses of our accountants, and the fees and disbursements of one (1) legal counsel for the Selling Stockholders (in an amount not to exceed $15,000), in connection with the registration of the Shares covered by this prospectus.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those held by the Selling Stockholders. For additional information regarding the issuances of those shares of Common Stock, see the section entitled “Summary—Private Placement of Common Stock” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of Shares, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and information regarding the beneficial ownership of our Common Stock held, as of September 3, 2019, by the Selling Stockholders, the number of Shares being offered hereby, and information with respect to the shares of Common Stock to be beneficially owned by the Selling Stockholders after completion of this offering. The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus. The percentages in the following table reflect the shares of Common Stock beneficially owned by each of the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of September 3, 2019. As of September 3, 2019, 17,070,373 shares of Common Stock were outstanding.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the maximum number of Shares as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement.

The Selling Stockholders may sell all, some or none of their Shares in this offering. See the section entitled “Plan of Distribution.”

The percentages of shares beneficially owned prior to and after the offering are based on 17,070,373 shares of our common stock outstanding as of September 3, 2019, including shares of common stock covered hereby.

	Shares Beneficially Owned Prior to the Offering(1)			Maximum Number of Shares of Common Stock to be Offered Pursuant to this		Shares Beneficially Owned After the Offering(1)(2)
Name	Number		Percentage	Prospectus		Number	Percentage
Greenlight Capital Qualified, L.P.	352,937	(3)	2.1%	352,937	(3)	0	0
Greenlight Capital, L.P.	64,932	(4)	0.4%	64,932	(4)	0	0
Greenlight Capital Offshore Partners	539,462	(5)	3.2%	539,462	(5)	0	0
Greenlight Capital Investors, LP	275,542	(6)	1.6%	275,542	(6)	0	0
Greenlight Capital Offshore Master, Ltd.	305,589	(7)	1.8%	305,589	(7)	0	0
TOTAL	1,538,462		9.1%	1,538,462		0	0

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of September 3, 2019) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

Consists of 352,937 shares of Common stock held directly by Greenlight Capital Qualified, L.P. The address of Greenlight Capital Qualified, L.P. is c/o Greenlight Capital Inc., 140 East 45th Street, 24th Floor, New York, NY 10017. Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Qualified, L.P., and as such has voting and dispositive power over the 352,937 shares of Common Stock held by Greenlight Capital Qualified, L.P.  David Einhorn is the principal of Greenlight Inc., and as such has voting and dispositive power over the 352,937 shares of Common Stock held by Greenlight Capital Qualified, L.P. Mr. Einhorn disclaims beneficial ownership of these shares of Common Stock, except to the extent of any pecuniary interest therein.

(4)

Consists of 64,932 shares of Common Stock held directly by Greenlight Capital, L.P. The address of Greenlight Capital, L.P. is c/o Greenlight Inc., 140 East 45th Street, 24th Floor, New York, NY 10017. Greenlight Inc. is the investment manager for Greenlight Capital, L.P., and as such has voting and dispositive power over the 64,932 shares of Common Stock held by Greenlight Capital, L.P. David Einhorn is the principal of Greenlight Inc., and as such has voting and dispositive power over the 64,932 shares of Common Stock held by Greenlight Capital, L.P. Mr. Einhorn disclaims beneficial ownership of these shares of Common Stock, except to the extent of any pecuniary interest therein.

(5)

Consists of 539,462 shares of Common Stock held directly by Greenlight Capital Offshore Partners. The address of Greenlight Capital Offshore Partners is c/o Greenlight Inc., 140 East 45th Street, 24th Floor, New York, NY 10017. Greenlight Inc. is the investment manager for Greenlight Capital Offshore Partners, and as such has voting and dispositive power over the 539,462 shares of Common Stock held by Greenlight Capital Offshore Partners. David Einhorn is the principal of Greenlight Inc., and as such has voting and dispositive power over the 539,462 shares of Common Stock held by Greenlight Capital Offshore Partners. Mr. Einhorn disclaims beneficial ownership of these shares of Common Stock, except to the extent of any pecuniary interest therein.

(6)

Consists of 275,542 shares of Common Stock held directly by Greenlight Capital Investors, LP. The address of Greenlight Capital Investors, LP is c/o Greenlight Inc., 140 East 45th Street, 24th Floor, New York, NY 10017. DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital Investors, LP, and as such has voting and dispositive power over the 275,542 shares of Common Stock held by Greenlight Capital Investors, LP. DME Advisors GP, LLC (“DME GP”) is the general partner of DME Management, and as such has voting and dispositive power over the 275,542 shares of Common Stock held by Greenlight Capital Investors, LP. David Einhorn is the principal of DME Management and DME GP, and as such has voting and dispositive power over the 275,542 shares of Common Stock held by Greenlight Capital Investors, LP. Mr. Einhorn disclaims beneficial ownership of these shares of Common Stock, except to the extent of any pecuniary interest therein.

(7)

Consists of 305,589 shares of Common Stock held directly by Greenlight Capital Offshore Master, Ltd. The address of Greenlight Capital Offshore Master, Ltd. is c/o Greenlight Inc., 140 East 45th Street, 24th Floor, New York, NY 10017. DME Management is the investment manager for Greenlight Capital Offshore Master, Ltd., and as such has voting and dispositive power over the 305,589 shares of Common Stock held by Greenlight Capital Offshore Master, Ltd. DME GP is the general partner of DME Management, and as such has voting and dispositive power over the 305,589 shares of Common Stock held by Greenlight Capital Offshore Master, Ltd. David Einhorn is the principal of DME Management and DME GP, and as such has voting and dispositive power over the 305,589 shares of Common Stock held by Greenlight Capital Offshore Master, Ltd. Mr. Einhorn disclaims beneficial ownership of these shares of Common Stock, except to the extent of any pecuniary interest therein.

Indemnification

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Stockholders, their affiliates and permitted transferees against certain losses, claims, damages, liabilities, settlement costs and expenses, including certain liabilities under the Securities Act and the Exchange Act.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to the Selling Stockholders pursuant to the SPA to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	in sales pursuant to Rule 144;

●	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	in a combination of any such methods of sale; and

●	in any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of these shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders, individually and not jointly, and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $54,033 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), which has been publicly filed with the SEC. See the section entitled “Where You Can Find More Information.”

Our authorized capital stock consists of:

●	250,000,000 shares of common stock, $0.0001 par value (“Common Stock”); and

●	10,000,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”).

Common Stock

As of September 12, 2019, there were 17,070,373 shares of Common Stock outstanding. Holders of our Common Stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of Common Stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding Preferred Stock, in the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. Our Common Stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock.

Dividends

We have never paid cash dividends on our Common Stock. Moreover, we do not anticipate paying periodic cash dividends on Common Stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as our board of directors deems relevant.

Preferred Stock

We currently have no outstanding shares of Preferred Stock. Under our Certificate of Incorporation, our board of directors has the authority, without further action by stockholders, to designate one or more series of Preferred Stock and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights granted to or imposed upon the Preferred Stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be preferential to or greater than the rights of our Common Stock.

Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock.

Our board of directors may specify the following characteristics of any Preferred Stock:

●	the designation and stated value, if any, of the class or series of Preferred Stock;

●	the number of shares of the class or series of Preferred Stock offered, and the liquidation preference, if any, per share;

●	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation, if any, applicable to the class or series of Preferred Stock;

●	whether dividends, if any, are cumulative or non-cumulative and, if cumulative, the date from which dividends on the class or series of Preferred Stock will accumulate;

●	the provisions for a sinking fund, if any, for the class or series of Preferred Stock;

●	the provision for redemption, if applicable, of the class or series of Preferred Stock;

●

the terms and conditions, if applicable, upon which the class or series of Preferred Stock will be convertible into Common Stock, including the conversion price or manner of calculation and conversion period;

●	voting rights, if any, of the class or series of Preferred Stock;

●	the relative ranking and preferences of the class or series of Preferred Stock as to dividend rights and rights, if any, upon the liquidation, dissolution or winding up of our affairs;

●

any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with the class or series of Preferred Stock as to dividend rights and rights, if any, upon liquidation, dissolution or winding up of our affairs; and

●	any other specific terms, preferences, rights, limitations or restrictions of the class or series of Preferred Stock.

Registration Rights

On July 12, 2019, we entered into the Registration Rights Agreement pursuant to which we agreed, among other things, that we will file with the SEC, by no later than 90 days following the date of the Registration Rights Agreement, a registration statement under the Securities Act that covers the resale of the Shares.

As required by the Registration Rights Agreement, we are registering 1,538,462 shares of Common Stock for resale pursuant to the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Provisions of the Company’s Certificate of Incorporation and Delaware Law

Certain provisions of Delaware law and the Company’s Certificate of Incorporation contain provisions that could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that might result in a premium over the market price for the Company’s capital stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors. The Company believes that the benefits of increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated Preferred Stock will make it possible for the Company’s board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Elimination of Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting.

Classified Board; Election and Removal of Directors; Filling Vacancies

The Company’s board of directors are divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by the Company’s stockholders, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of the Company’s stockholders, with the other classes continuing for the remainder of their respective three-year terms. At all meetings of stockholders for the election of directors, a plurality of the votes cast is sufficient to elect each director. The Company’s Certificate of Incorporation provides for the removal of any of the Company’s directors only for cause and requires a stockholder vote by the holders of at least 66 2/3% of the voting power of the then outstanding voting stock. Furthermore, any vacancy on the Company’s board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies shall be filled by the stockholders. This system of electing and removing directors and filling vacancies may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Choice of Forum

The Company’s Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on the Company’s behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against the Company arising pursuant to the Delaware General Corporation Law, the Company’s Certificate of Incorporation or the Bylaws of the Company; or any action asserting a claim against the Company that is governed by the internal affairs doctrine. Such exclusive forum provision, however, does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. Although the Company’s Certificate of Incorporation contains the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Amendment of Charter Provisions

The amendment of any of the above provisions in the Company’s Certificate of Incorporation, except for the provision making it possible for the Company’s board of directors to issue undesignated Preferred Stock, would require approval by a stockholder vote by the holders of at least 66 2/3% of the voting power of the then outstanding voting stock.

The provisions of the Delaware General Corporation Law and the Company’s Certificate of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the Company’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Standard Registrar and Transfer Company. The transfer agent and registrar’s address is 440 East 400 South, Suite 200, Salt Lake City, UT 84111.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NBSE”.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Stock offered by this prospectus, and any supplement thereto, will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements of NeuBase as of September 30, 2018 and 2017, and for each of the two years in the period ended September 30, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the report of MaloneBailey, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of NB Corp as of September 30, 2018 and for the period from August 28, 2018 (inception) to September 30, 2018, have been incorporated herein by reference in reliance upon the report of MaloneBailey, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding NeuBase’s ability to continue as a going concern), given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Common Stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including NeuBase Therapeutics, Inc. The SEC’s Internet site can be found at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the SEC on January 3, 2019;
(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended (i) December 31, 2018, filed with the SEC on February 14, 2019, (ii) March 31, 2019, filed with the SEC on May 15, 2019, and (iii) June 30, 2019, filed with the SEC on August 14, 2019;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on December 18, 2018;
(d)

The Registrant’s Amendment No. 4 to Registration Statement on Form S-4 (File No. 333-230168), filed with the SEC on June 3, 2019 (only with respect to the financial statements of NeuBase Therapeutics, Inc. as of September 30, 2018 and for the period from August 28, 2018 (inception) to September 30, 2018, included on pages F-B-13 through F-B-24 thereof);

(e)

The Registrant’s Current Reports on Form 8-K filed with the SEC on (i) October 4, 2018, (ii) January 3, 2019 (other than with respect to Item 2.02 thereof and Exhibit 99.2 thereto), (iii) January 23, 2019, (iv) February 26, 2019, (v) May 15, 2019 (other than with respect to Item 2.02 thereof and Exhibit 99.1 thereto), (vi) July 3, 2019, (vii) July 10, 2019, (viii) July 12, 2019, and (ix) August 14, 2019 (other than with respect to Item 2.02 thereof and Exhibit 99.1 thereto);

(f)	The Registrant’s Current Reports on Form 8-K/A filed with the SEC on (i) July 11, 2019, and (ii) July 17, 2019; and
(g)

The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-35963), filed with the SEC on June 11, 2013, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Common Stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

NeuBase Therapeutics, Inc.

700 Technology Drive, Third Floor

Pittsburgh, PA 15219

(646) 450-1790

NEUBASE THERAPEUTICS, INC.

1,538,462 SHARES OF COMMON STOCK

PROSPECTUS

September 23, 2019

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.